Exhibit 10.3

CONFIDENTIAL
CHARTER COMMUNICATIONS, INC.
2008 Incentive Program

Program Name
•	The Charter Communications, Inc. 2008 Incentive Program (“Program”).

Purpose
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The Program is designed to provide both annual and long-term incentive compensation to selected management employees who contribute and significantly impact the long term growth and success of Charter Communications, Inc. (“Company”).  It is focused on both retention and performance, and uses a combination of equity and cash incentives.

Effective Date
•	The effective date of the Program is January 1, 2008.

Program Year
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The Program operates on a calendar year basis, but portions of the awards under the Program are earned and paid in subsequent years and will increase or decrease in value based on the degree of attainment of performance goals and on the market value of the Company’s Class A common stock.

Eligibility
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Incentive opportunities are defined generally by position and may vary based on responsibility and employment level.  Individual participation in the Program is at the discretion of the Compensation and Benefits Committee (the "Committee") of the Board of Directors which administers the Program.

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Employees shall be notified in writing of their eligibility to participate in the Program for each Program Year.  Participation in the Program for one year does not entitle an employee to participate in any subsequent year.

•	A written award agreement will document each respective component of a participant’s award.

Awards
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The total annual award for each participant will consist of three components.  One-third of the annual award will be in the form of time-vested restricted stock; one-third of the award will consist of Performance Units, and the remaining one-third of the award will consist of Performance Cash.  The Performance Units and Performance Cash awards will be earned and deposited in book-entry format into a Performance Bank, as described below, based on the degree of attainment by the Company of its performance goals.  Annually, one-third of the Performance Units and Performance Cash  in the Performance Bank will be paid based on attainment of financial and operational performance goals for the year of grant.  Two-thirds of the Performance Bank balance will remain to be augmented by any future performance awards and adjusted by Performance Interest (increases or decreases based on future performance of the Company). .  Each subsequent year, participants will receive a payout equal to one-third of their Performance Bank balance, as adjusted based on attainment of the performance goals for the year immediately preceding the year of payment.

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Each participant will have a target, minimum and maximum incentive award opportunity for Performance Cash and Performance Unit awards. Attainment of the performance maximum will result in an actual award of 200% of target opportunity.  Attainment of the performance target will result in an actual award of 100% of target.  Attainment of the performance minimum or threshold level will result in an actual award of 50% of target.  Except as otherwise provided in the Program, the participant must be actively employed on March 15 of the year following the applicable Program Year in order to receive any award.

•	The target award will be earned if stated performance objectives are achieved. The threshold (minimum) and maximum awards will coincide with stated threshold and maximum performance objectives.

•	If the threshold level of performance is not achieved for the applicable measurements, no award payment will be made.

•	If actual performance results are between the threshold and target, or the target and maximum levels, the award opportunity will be determined based on the scale provided.

•	If actual performance is above the maximum level, the award will be the maximum award allowable under the Program.

Performance Measures

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The performance metrics will be selected by the Committee may include such performance and operational criteria as revenue, adjusted EBITDA, free cash flow, unlevered free cash flow, average revenue per unit, operating cash flow, customer satisfaction or such other metrics as the Committee may approve and may change in any given Program Year.  The initial measures established for Performance Cash and Performance Units are revenue growth and unlevered free cash flow growth, as set forth in each award agreement.  Performance criteria and goals will be established in writing within 90 days after commencement of each Program Year and will be provided to the participants thereafter.

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As soon as practicable after the close of the Program Year, the Committee will determine the actual level of performance.  This actual level of performance will be compared to the target and the deviation from target will be computed.  This deviation from target, expressed as a percentage, will determine the Performance Cash and Performance Unit awards earned, if any, for each participant.

•	The Committee will approve final awards and, in its sole discretion, may make discretionary adjustments as required to reflect the relative performance of the participant(s).

Vesting and Payment of Awards
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Performance Cash –Earned Performance Cash will be credited to a Performance Cash Bank.  Each year, the Performance Cash balance in the participant’s Performance Cash Bank will be subject to adjustment based on attainment of the performance goals for the immediately preceding Program Year, as shown in the award agreement.  After adjustment, one-third of the Performance Cash balance in the participant’s Performance Cash Bank will be paid in a cash lump sum payment to the participant, net of all required tax withholding.  Two-thirds of the Performance Cash balance in the participant’s Performance Cash Bank will remain to be augmented by any future Performance Cash awards and adjusted by Performance Interest.

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Performance Units –Earned Performance Units will be credited to a Performance Units Bank.  Each year, the Performance Units balance in the participant’s Performance Units Bank will be subject to adjustment based on attainment of the performance goals for the immediately preceding Program Year, as shown in the award agreement.  After adjustment, one-third of the Performance Units balance in the participant’s Performance Units Bank will then be distributed in whole shares of the Company's Class A common stock; no fractional shares will be paid.  Two-thirds of the Performance Unit balance in the participant’s Performance Units Bank will remain to be augmented by any future Performance Unit awards and adjusted by Performance Interest.

•	Restricted Stock – One-third of the restricted Stock award will vest on each of the first three anniversary dates of the date of award.

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One-third of the amounts credited to the Performance Bank (as adjusted based on achievement of the performance goals for the Program Year) are payable on March 15 of the year following the Program Year.  Except as otherwise provided in the Program, a participant must be actively employed on the payment date to receive payment.

Termination of Employment
•	Except as otherwise provided in a written employment agreement, in the event of a participant’s termination of employment, awards and Performance Bank balances will be paid or forfeited as follows:

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Voluntary Termination, Termination for Cause, Death, Termination on Account of Disability.  All unvested restricted stock, all Performance Bank Balance amounts and all unearned Performance Units awards and Performance Cash awards will be forfeited upon the occurrence of any of these events prior to the day of payment or vesting (in the case of restricted stock).

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Involuntary Termination – Without Cause or for Good Reason. In the event of an involuntary termination by the Company without Cause or by a participant for Good Reason, the current Program Year Performance Cash and Performance Unit awards will be forfeited.  If termination occurs on or after September 15 and before the following March 15, any amounts credited to the Performance Cash Bank and Performance Units Bank that are otherwise payable on March 15 following termination of employment will be paid on that date, and the remainder will be forfeited. If termination of employment occurs on or after March 15 and before the following September 15, any amounts then credited to the Performance Cash Bank and Performance Units Bank shall be forfeited.  Any unvested restricted stock that was scheduled to vest within the one year period following termination of employment will be vested on termination of employment and any remaining restricted stock will be forfeited.

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Termination of Employment without Cause or for Good Reason within 12 months following a Change in Control.  The current Program Year Performance Cash and Performance Unit awards will be paid at target level on termination of employment.  Any amounts credited to the Performance Bank will be paid on termination of employment.  All unvested restricted stock awards shall immediately vest. (The awards of the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents are limited in the event that a Change of Control occurs within 90 days of the grant of the award.)

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Retirement.  The current Program Year Performance Cash and Performance Unit awards will be forfeited.  Any amounts credited or to be credited to the Performance Cash Bank and Performance Units Bank will be paid (without future adjustment) to the participant in three annual installments, commencing on March 15 following the date of Retirement.  All unvested restricted stock awards will immediately vest.

For purposes of the Program, “Cause,” “Good Reason,” “Change in Control,” and “Retirement” have the meaning set forth in the 2001 Stock Incentive Plan.

Section 409A Compliance
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Notwithstanding any other provision of the Program to the contrary, if the participant is a “Specified Employee” on the date of termination of the participant’s employment, the participant may not receive a payment of “nonqualified deferred compensation” for which the payment event is “separation from service,” as defined in Internal Revenue Code Section 409A and the regulations thereunder, until at least six months after the date of termination.  Any payment of nonqualified deferred compensation otherwise due in such six month period shall be suspended and become payable at the end of such six month period.

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A “Specified Employee” means a specified employee as defined in Treas. Reg. §1.409A-1(i) (generally, officers earning more than $145,000 per year, as indexed for inflation, who are among the fifty highest paid employees).

Miscellaneous

•	The Program is not a contract of employment, nor is any portion of the Program to be construed as a contract for continued employment, whether for the duration of the Program, or thereafter.

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No participant shall have the right to anticipate, sell, transfer, assign, pledge or encumber his or her right to receive any award made under the Program until such an award becomes payable to him or her.

•	No participant shall have any lien on any assets of the Company by reason of any award made under the Program.

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Performance Cash awards under the Program will be paid out of the general assets of the Company, dependent upon the achievement of certain performance goals and continued employment through the applicable date.  Equity awards will be granted under the Company’s 2001 Stock Incentive Plan or any successor equity plan for employees of the Company and are subject to approval of such successor plan by the Company's stockholders. Any payment in shares of Company's Class A common stock will be issued under those plans, if approved.

Administration
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The Committee may review this Program annually and make changes in Program participation, target incentives, determination of performance factor benchmarks or any other aspect of this Program.  Such review may include, but not be limited to, the following:

•	To interpret the Program and to prescribe, amend and/or eliminate administrative guidelines.

•	To adjust individual awards, upwards or downwards, in its sole discretion.

•	To establish award opportunities for each position.

•	To recommend to the Board of Directors the termination of the Program at any time without decreasing the value of awards previously earned and still outstanding.

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The receipt of an award shall not give an employee any right to continued employment.  The receipt of an award with respect to any Program Year shall not entitle an employee to an award with respect to any subsequent Program Year.